General Moly, Inc. AMEX: GMO
TSX: GMO
1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY RECEIVES $19.1 MILLION IN WARRANT EXERCISE PROCEEDS

LAKEWOOD, COLORADO - April 10, 2008, General Moly Inc. (AMEX and TSX: GMO) announced that the Company has received $19.1 million in proceeds from the exercise of all outstanding warrants related to the March 2007 Private Placement. Inclusive of $10.7 million in proceeds from warrants expiring in March, the Company’s unaudited consolidated cash position at the end of the first quarter was approximately $115 million, which also includes the initial $50 million contribution by POSCO to the Mt. Hope joint venture. The Company received an additional $8.4 million in proceeds in the first week of April from warrants expiring April 11, 2008. The Company currently has 70,915,195 shares outstanding and 82,699,529 fully-diluted shares outstanding.

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General Moly is a U.S.-based molybdenum mineral exploration and development company listed on the American Stock Exchange and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Hall-Tonopah project which is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information:
Investors - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development - Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the Company’s ability to obtain required permits to commence production and its ability raise required financing, metals price and production volatility, exploration risks and results, project development risks, including, without limitation, uncertainties involved in the interpretation of results and other tests and the estimation of mineralized material. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-QSB and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.